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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-97199

Pricing Supplement No. 1 Dated September 23, 2002 to Prospectus dated
August 6, 2002 and Prospectus Supplement Dated September 17, 2002

The New York Times Company
Medium-Term Notes
(Fixed Rate)

Due more than nine months from date of issue.

Principal Amount:	$75,000,000
Price to Public:	100.000%
Agent's Commission:	0.530%
Net Proceeds to Issuer:	$74,602,500
Selling Agents:	Banc of America Securities LLC
Banc One Capital Markets, Inc.
J.P. Morgan Securities Inc.
Original Issue Date:	September 26, 2002
Coupon Rate:	4.610%
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2003
Stated Maturity Date:	September 26, 2012
Regular Record Dates:	February 1 and August 1
Specified Currency:	US Dollars
Redeemable by this Company:	No
Redemption Commencement Date:	Not Applicable
Redemption Price:	Not Applicable
Redemption Period:	Not Applicable
Repayable at the option of Holder:	No
Repayment Dates:	Not Applicable
Repayment Prices:	Not Applicable
Form:
☒ Global Notes
☐ Certified
Discount Rate:	None
Default Rate:	None

Other Provisions:

        The aggregate principal amount of this offering is $75,000,000 and relates only to Pricing Supplement No. 1. Notes may be issued by The New York Times Company in the aggregate principal amount of up to $300,000,000 or its equivalent in one or more currencies or composite currencies. To date, including this offering, an aggregate of $75,000,000 of Notes is outstanding.

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Pricing Supplement No. 1 Dated September 23, 2002 to Prospectus dated August 6, 2002 and Prospectus Supplement Dated September 17, 2002
The New York Times Company Medium-Term Notes (Fixed Rate)